Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES ADDITIONAL INVESTMENT IN ASIAN COAST DEVELOPMENT (CANADA), LTD.

LAS VEGAS, NV, August 29, 2012 –PNK Development 18, LLC, a wholly owned subsidiary of Pinnacle Entertainment, Inc., has entered into a Subscription Agreement with Asian Coast Development, (Canada), Ltd. (“ACDL”) and an Amended and Restated Shareholders’ Agreement relating to its investment in ACDL. The Subscription Agreement provides that Pinnacle Entertainment will invest an additional $15.6 million in convertible preferred stock of ACDL, subject to the satisfaction of certain conditions, as part of a previously disclosed total capital raise by ACDL of $60.0 million. The transaction will be funded in two stages, the first of which, comprising 85% of the total capital raise, closed and funded today. The remaining 15% is scheduled to close by the end of September 2012.

The $60 million capital raise, along with ACDL’s previously secured financing commitments and a to-be obtained working capital facility, is expected to provide sufficient capital for the opening of Phase A-1 of the MGM Grand Ho Tram. In addition, a portion of the $60 million capital raise is intended to fund a signature Greg Norman golf course, which is expected to open in 2013, and other elements of ACDL’s Ho Tram Strip master plan. Phase A-1 of MGM Grand Ho Tram remains on track to open in the first quarter 2013.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates six casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge and holds a 26% ownership stake in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the completion and opening schedule of Phase A-1 of the MGM Grand Ho Tram, and the development of L’Auberge Casino & Hotel Baton Rouge, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (b) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; and (c) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s business and financial results, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT:
Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

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